Exhibit 99



                                        Kathleen S. Dvorak
                                        Vice President, Investor Relations
                                                   or
                                        Daniel H. Bushell
                                        Executive Vice President and
                                        Chief Financial Officer
                                        United Stationers Inc.
                                        (847)  699-5000

                                        FOR IMMEDIATE RELEASE

                    UNITED STATIONERS REPORTS
             SALES UP 12%, EARNINGS PER SHARE UP 35%

      DES PLAINES, Ill., Apr. 27, 1998 -- United Stationers Inc. (NASDAQ: USTR) reported record earnings per share on a diluted basis of $0.88 for its first quarter ended March 31, 1998, up 35.4% compared with $0.65 in the first quarter of 1997. Net income attributable to common stockholders for the first quarter of 1998 was $15.1 million, up 58.0% from $9.6 million in the comparable prior-year quarter. Net sales for the quarter were $712.5 million, up 12.2% compared with sales of $635.0 million for the first three months of 1997.

      "Our consistent operational performance has allowed us to deliver eight consecutive record quarters in both sales and earnings. Each and every day we earn our customers' trust in our ability to perform the warehousing and distribution function on their behalf," said Randall W. Larrimore, president and chief executive officer.

      "Sales in the first quarter increased by 12.2%. Our sales growth was broad-based - across all product segments, all customer classes and all geographic regions. In addition, the quarter benefited from the inclusion of the Good Friday holiday in April 1998 versus March 1997," said Dan Bushell, executive vice president and chief financial officer.




                             -more-

United Stationers Reports
Sales Up 12%, Earnings Per Share Up 35%
Page two of four




      "Our gross margin percentage for the quarter was 17.2%, compared with 17.1% in 1997. Operating expenses were 11.9% of net sales in 1998, compared with 12.1% in 1997. Operating margins expanded to 5.3% in 1998, compared with 5.0% in 1997," stated Bushell.

       "We believe that the industry dynamics favorable to wholesalers, such as outsourcing, will continue. This trend, combined with the geographic expansion of Lagasse, integration of the Azerty acquisition, and initiatives resulting from our strategic planning process will provide the basis for future growth," concluded Larrimore.

      Certain information contained in this news release is forward looking. These forward-looking statements may be affected by the risks and uncertainties involved in the company's business. This information is qualified in its entirety by the cautionary statements contained in certain of United Stationers' Securities and Exchange Commission filings.

     United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its computer-based distribution system, it makes more than 30,000 items available to over 15,000 resellers substantially within 24 hours of order placement through 62 regional distribution centers.

      United Stationers' common stock trades on The Nasdaq  Stock
MarketSM under the symbol USTR.

                         -table follows-

United Stationers Reports
Sales Up 12%, Earnings Per Share Up 35%
Page three of four


                   United Stationers and Subsidiaries
               Condensed Consolidated Statements of Income
              (dollars in thousands, except per share data)
                               (Unaudited)




                                               Three Months Ended
                                                     March 31,
                                                1998            1997

Net sales                                   $  712,517       $  63
5,021

Cost of goods sold                             589,455          526,279

Gross profit                                   123,062          108,742

Operating expenses                              85,037           76,704

Income from operations                          38,025           32,038

Interest expense                                11,826           14,661

Income before income taxes                      26,199           17,377

Income taxes                                    11,108            7,368

Net income                                      15,091           10,009

Preferred stock dividends issued and accrued       --               455

Net income attributable to
 common stockholders                        $   15,091       $    9,554

Net income per common share -
 assuming  dilution                         $     0.88       $     0.65

Average number of common shares
 (in  thousands)                                17,098           14,608



                           - table continues -

United Stationers Reports
Sales Up 12%, Earnings Per Share Up 35%
Page four of four


                          United Stationers Inc.
                   Condensed Consolidated Balance Sheets
                 (dollars in thousands, except share data)
                                (unaudited)



                                                          March 31,
                                                    1998          1997
ASSETS
  Current assets:
    Cash and cash equivalents                  $    11,504   $    17,584
    Accounts receivable, net                       282,237       255,854
    Inventories                                    484,911       452,989
    Other current assets
                                                    15,754        25,164
           Total current assets                    794,406       751,591

  Property, plant and equipment, net               161,894       169,786
  Goodwill, net                                    111,110       114,689
  Other
                                                    20,282        29,106
           Total assets                        $ 1,087,692   $ 1,065,172


LIABILITIES AND STOCKHOLDERS EQUITY
  Current liabilities:
    Accounts payable                           $   235,915   $   223,552
    Accrued liabilities                            107,616       101,464
    Current maturities of long-term debt
                                                    19,551        23,306
           Total current liabilities               363,082       348,322

  Deferred income taxes                             19,208        36,347
  Long-term obligations
                                                   468,773       551,087
           Total liabilities                       851,063       935,756

  Redeemable preferred stock                             -        20,240
  Redeemable warrants                                    -        24,807

  Stockholders' equity:
    Common stock (voting), $0.10 par value;
40,000,000 authorized;
      16,024,019 and 11,446,306,                     1,602         1,145
respectively, issued and outstanding

    Common stock (non-voting), $0.01 par
value; 5,000,000 authorized;
      0 and 758,994, respectively, issued                -             8
and outstanding

    Additional paid-in capital                     211,261        44,947

    Retained earnings                               23,766        38,269
           Total stockholders' equity              236,629        84,369
           Total liabilities and
             stockholders' equity              $ 1,087,692   $ 1,065,172


                                    - 30 -